UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2026 (November 4, 2026)

AUDAX CREDIT BDC INC.

(Exact name of registrant as specified in charter)

Delaware	814-01154	47-3039124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 PARK AVENUE
NEW YORK, NEW YORK	10022
(Address of principal executive office)	(Zip Code)

(212) 703-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer and Treasurer

On November 4, 2026, the Board of Directors (the “Board”) appointed Kris Corbett as Chief Financial Officer and Treasurer (the “CFO”) of Audax Credit BDC Inc. (the “Company”), effective as of the close of business on November 4, 2026. Mr. Corbett will serve in this position until his successor is duly appointed and qualified or until the earlier of his resignation or removal by the Board.

Mr. Corbett, 51, serves as a Managing Director and Chief Financial Officer for Audax Management Company (NY), LLC (together with its affiliates, “Audax” or “Audax Private Debt”), an affiliate of the Company. Prior to joining Audax in 2026, Mr. Corbett was Credit Chief Financial Officer of New Mountain Capital, where he served as Chief Financial Officer and Treasurer of New Mountain Finance Corporation, New Mountain Private Credit Fund, and other private business development companies. Mr. Corbett also previously worked at Blackstone Credit, Perella Weinberg Partners, King Street Capital Management, and Ziff Brothers Investments. He began his career in public accounting at PricewaterhouseCoopers LLP. Mr. Corbett received a B.A. in Accounting from the University of Massachusetts and is a Certified Public Accountant in the State of New York and a CFA charterholder.

Mr. Corbett’s appointment coincides with the resignation, effective as of the close of business on November 4, 2026, of Richard Joseph as the Chief Financial Officer and Treasurer of the Company. The Company and the Board are grateful to Mr. Joseph for his service. Mr. Joseph’s decision to step down is not the result of any disagreement with the Company, its adviser or their affiliates regarding their operations, policies, practices or otherwise.

Mr. Corbett (i) was not appointed as the Company’s CFO pursuant to any arrangement or understanding with any other person; (ii) does not have a family relationship with any of the Company’s directors, executive officers, or persons nominated to become a director or executive officer of the Company; (iii) has not entered into, nor expects to enter into, any material plan, contract, arrangement, grant or award in connection with his appointment as the Company’s CFO; and (iv) is not a party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

Interim Chief Compliance Officer

On November 4, 2026, the Board appointed Grant Bokerman as interim Chief Compliance Officer (the “Interim CCO”) of the Company, effective as of the close of business on November 4, 2026. Mr. Bokerman will serve in this position until his successor is duly appointed and qualified or until the earlier of his resignation or removal by the Board.

Mr. Bokerman, 41, serves as a Managing Director and Counsel for Audax Private Debt, an affiliate of the Company and its investment adviser. Prior to joining Audax in 2024, Mr. Bokerman was a Managing Director at Blackstone Inc., where he supported Blackstone’s credit business as legal counsel. He also previously worked as a corporate associate with Debevoise & Plimpton LLP in New York, with roles in the finance and mergers and acquisitions practice groups. Mr. Bokerman received a J.D. from the Ohio State University Moritz College of Law and a B.A. from Ohio State University.

Mr. Bokerman’s appointment coincides with the resignation, effective as of the close of business on November 4, 2026, of Jason Scoffield as the Chief Compliance Officer of the Company. The Company and the Board are grateful to Mr. Scoffield for his service. Mr. Scoffield’s decision to step down is not the result of any disagreement with the Company, its adviser or their affiliates regarding their operations, policies, practices or otherwise.

Mr. Bokerman (i) was not appointed as the Company’s Interim CCO pursuant to any arrangement or understanding with any other person; (ii) does not have a family relationship with any of the Company’s directors, executive officers, or persons nominated to become a director or executive officer of the Company; (iii) has not entered into, nor expects to enter into, any material plan, contract, arrangement, grant or award in connection with his appointment as the Company’s Interim CCO; and (iv) is not a party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audax Credit BDC Inc.
(Registrant)

Date: November 6, 2026	By:	/s/ Daniel H. Weintraub
Daniel H. Weintraub
Secretary